Exhibit (d-10)

September 22, 2021

The Alger Funds

360 Park Avenue South

New York, NY 10010

Dear Sirs:

Fred Alger Management, LLC (“FAM”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the share classes of each series (each, a “Fund”) of The Alger Funds (the “Trust”) listed on Schedule A for the expense cap period indicated. FAM will waive its fees and/or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expense on short sales, borrowing costs, interest, taxes, brokerage and extraordinary expenses.

FAM understands and intends that the Trust will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes.

This Agreement may only be amended or terminated prior to its expiration date by agreement between FAM and the Trust’s Board of Trustees, and will terminate automatically in the event of termination of the Investment Advisory Agreement between FAM and the Trust, on behalf of each Fund. FAM may, during the two-year period of this Agreement, recoup any fees waived or expenses reimbursed pursuant to this Agreement to the extent that such recoupment would not cause the expense ratio to exceed the stated limitation in effect at the time of (i) the waiver or reimbursement and (ii) the recoupment by FAM, after repayment of the recoupment is taken into account.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, LLC

/s/ Tina Payne
By: Tina Payne, SVP, CCO, General Counsel

Accepted by:

The Alger Funds

/s/ Hal Liebes
By: Hal Liebes, President

SCHEDULE A

Fund Name	Share Class	Fiscal Year End	Expense Cap	Expense Cap Period

Alger Capital Appreciation Fund	Z	October 31	0.85%	February 28, 2022 – February 29, 2024

Alger International Focus Fund	I	October 31	1.25%	February 28, 2022 – February 29, 2024

Alger International Focus Fund	Z	October 31	0.84%	February 28, 2022 – February 29, 2024

Alger Mid Cap Growth Fund	Z	October 31	0.99%	February 28, 2022 – February 29, 2024

Alger Mid Cap Focus Fund	A	October 31	1.15%	February 28, 2022 – February 29, 2024

Alger Mid Cap Focus Fund	C	October 31	1.90%	February 28, 2022 – February 29, 2024

Alger Mid Cap Focus Fund	I	October 31	1.20%	February 28, 2022 – February 29, 2024

Alger Mid Cap Focus Fund	Y	October 31	0.69%	February 28, 2022 – February 29, 2024

Alger Mid Cap Focus Fund	Z	October 31	0.99%	February 28, 2022 – February 29, 2024

Alger Weatherbie Specialized Growth Fund	Y	October 31	0.87%	February 28, 2022 – February 29, 2024

Alger Small Cap Growth Fund	Y	October 31	0.84%	Inception – February 29, 2024

Alger Small Cap Growth Fund	Z	October 31	0.99%	February 28, 2022 – February 29, 2024

Alger Small Cap Focus Fund	Y	October 31	0.85%	February 28, 2022 – February 29, 2024

Alger Health Sciences Fund	Z	October 31	0.75%	February 28, 2022 – February 29, 2024

Alger Weatherbie Enduring Growth Fund	A	October 31	1.15%	Inception – February 29, 2024

Alger Weatherbie Enduring Growth Fund	C	October 31	1.85%	Inception – February 29, 2024

Alger Weatherbie Enduring Growth Fund	I	October 31	1.10%	Inception – February 29, 2024

Alger Weatherbie Enduring Growth Fund	Y	October 31	0.70%	Inception – February 29, 2024

Alger Weatherbie Enduring Growth Fund	Z	October 31	0.75%	Inception – February 29, 2024

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